OCTAGON CREDIT INVESTORS, LLC

CODE OF ETHICS PURSUANT TO RULE 17J-1 OF THE 1940 ACT

I.	INTRODUCTION

This Code of Ethics (this “Code”) has been adopted by Octagon Credit Investors, LLC (“Octagon”) in connection with Octagon’s services as adviser or sub-adviser to one or more registered investment companies (the “Trusts”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Trusts and Octagon recognize the importance of high ethical standards in conducting their business and require all Access Persons (as defined in Section III below) to comply with the ethical standards set forth in the Code. The Statement of Purpose and Applicability in this Code summarize certain principles set forth in Octagon’s Investment Adviser Compliance Manual (including its Investment Adviser Code of Ethics), which generally apply to all Octagon officers and employees. This Code supplements, and does not replace, Octagon’s Investment Adviser Code of Ethics.

The Code serves to guide decisions in a variety of circumstances; however, no rulebook can anticipate every situation. It is the intention of this Code to establish the fundamental standard to be followed with regard to personal securities transactions of the Trusts’ Access Persons. This Code is designed to ensure that all personal securities transactions by individuals with access to information regarding actual or potential investments of the Trusts are conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Trusts or abuse of the Access Person’s position of trust and responsibility. Further, this Code contains certain exclusions from its requirements which may apply to certain Access Persons.

Under no circumstances may an Access Person trade securities, either personally or on behalf of the Trusts, on the basis of material nonpublic information or communicate material nonpublic information to others in violation of law.

II.	STATEMENT OF PURPOSE AND APPLICABILITY

A.	Statement of Purpose

It is the policy of Octagon that no affiliated person of the Trusts shall, in connection with the purchase or sale, directly or indirectly, by such person of any Covered Security held or to be acquired by the Trusts:

●	Employ any device, scheme or artifice to defraud the Trusts;

●

Make any untrue statement of a material fact to the Trusts or omit to state a material fact necessary in order to make the statement made to the Trusts, in light of the circumstances under which it is made, not misleading;

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trusts; or

●	Engage in any manipulative practice with respect to the Trusts.

B.	Scope of the Code

In order to prevent Access Persons from engaging in any of these prohibited acts, practices or courses of business, Octagon has adopted this Code.

III.	DEFINITIONS

As used in this Code, the terms below have the following meanings:

(i)

“Access Person” means any director, officer, general partner or employee of Octagon who, in connection with his or her regular functions or duties, participates in the selection of the Covered Securities or who has access to information regarding the Trusts’ future purchases or sales of Covered Securities.

(ii)

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(iii)	“Compliance” shall mean the Compliance Department of Octagon.

(iv)

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Control generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(v)

“Covered Security” means a “security” as defined in Section 2(a)(36) of the 1940 Act, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided that none of the following shall be a Covered Security:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by non-proprietary open-end investment companies registered under the 1940 Act.

(vi)

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(vii)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

IV.	RESTRICTION ON PERSONAL SECURITIES TRANSACTIONS

Access Persons must obtain approval from Compliance prior to directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

V.	REPORTING REQUIREMENTS FOR 17J-1 ACCESS PERSONS

A.	Initial Holdings Reports

No later than 10 days after becoming an Access Person, every Access Person shall report the following information to Compliance (which must be current as of a date no more than 45 days prior to the date of becoming an access person):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	The date that the report is submitted by the Access Person.

B.	Quarterly transaction reports.

No later than 30 days after the end of a calendar quarter, every Access Person shall report the following information to Compliance:

●	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

a.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the Covered Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date that the report is submitted by the Access Person.

●	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

a.	The name of the broker, dealer or bank with whom the Access Person established the account;

b.	The date the account was established; and

c.	The date that the report is submitted by the Access Person.

C.	Annual Holdings Reports.

Annually, every Access Person shall report to Compliance the following information (which information must be current as of a date no more than 45 days before the report is submitted):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

D.	Exceptions from reporting requirements.

An Access Person need not separately make a report under this Code to the extent the information in the report would duplicate information provided to Compliance pursuant to Octagon’s Personal Securities Policy and Procedures (within the Investment Adviser Compliance Manual and Code of Ethics).

An Access Person need not make a report under this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or Control, subject to prior review and determination by Compliance that the person does not have influence or Control.

VI.	ADMINISTRATION OF THE CODE

Octagon will use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code. Compliance will review all reports provided pursuant to this Code.

No less frequently than annually, Compliance will furnish to the Board of Trustees of the Trusts a written report that:

●

Describes any issues arising under this Code or related procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and

●	Certifies that Octagon has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

VII.	RECORDKEEPING REQUIREMENTS

Octagon will maintain books and records in accordance with the recordkeeping requirements in Rule 17j-1.